Exhibit 99.1

NEWS RELEASE

COOPER TIRE & RUBBER COMPANY
701 Lima Ave. • Findlay, Ohio 45840
(419) 423-1321 • www.coopertire.com

COMMUNICATIONS

Company Contact:	Roger S. Hendriksen (419) 427-4768	For Immediate Release May 9, 2005

Cooper Tire & Rubber Company Announces
Fixed Spread Tender Offer for Its 7 3/4% Notes Due 2009

FINDLAY, OHIO – COOPER TIRE & RUBBER COMPANY (“COOPER TIRE”) (NYSE: CTB), today announced that it has commenced a fixed spread tender offer to purchase for cash any and all of the $350 million aggregate principal amount outstanding of its 7 3/4% Notes due 2009 (the “Notes”). The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, May 20, 2005 (the “Expiration Date”), unless extended. The tender offer is made upon the terms, and subject to the conditions, set forth in the Offer to Purchase dated May 9, 2005.

The purchase price for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer will be determined at 2:00 p.m., New York City time, on the second business day prior to the Expiration Date, which price determination date is expected to be May 18, 2005, in the manner described in the Offer to Purchase. The purchase price will be announced by news release promptly after its determination. The purchase price for the Notes will be determined on the basis of a yield to maturity of the Notes equal to the sum of (i) the bid-side yield of the reference security, plus (ii) the fixed spread. The reference security will be the 3 1/2% U.S. Treasury Note due December 15, 2009 and the fixed spread will be 160 basis points. In addition, holders who validly tender and do not validly withdraw their Notes will be paid any accrued and unpaid interest from the last interest payment date up to, but not including, the settlement date.

Settlement of the tender offer is expected to occur on the third business day following the Expiration Date. Cooper Tire expects to use available funds to purchase securities tendered pursuant to the tender offer. Cooper Tire has retained Banc of America Securities LLC to serve as Dealer Manager for the tender offer and Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer.

Holders may withdraw their tenders prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter, except as may be required by law.

Requests for documents may be directed to Global Bondholder Services Corporation by telephone at 866-294-2200 or 212-430-3774 or in writing at 65 Broadway – Suite 704, New York, New York 10006. Questions regarding the tender offer may be directed to Banc of America Securities LLC at 866-475-9886 or 704-388-2605.

Company Description

Cooper Tire & Rubber Company (NYSE: CTB) is a global company specializing in the design, manufacture and sales of passenger car, light truck, medium truck, motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper has 39 manufacturing, sales, distribution, technical and design facilities around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com.

This press release is not an offer to purchase, which may be made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal and in accordance with applicable securities laws. This press release shall not constitute a notice of redemption of the Notes.

This press release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These and other risks and assumptions are described in Cooper Tire’s reports that are available from the United States Securities and Exchange Commission. Cooper Tire assumes no obligation to update the information in this press release.